EXHIBIT 21.1

Royal Gold, Inc. and its Subsidiaries
As of December 31, 2025

Name	State / Province / Country of Incorporation	Ownership Percentage
Royal Gold, Inc.	Delaware
Denver Mining Finance Company, Inc.	Colorado	100%
Crescent Valley Partners, L.P.	Colorado	93.077%
Royal Crescent Valley, LLC	Delaware	100%
RG Royalties, LLC	Delaware	100%
RG Goldrush, LLC	Delaware	100%
RGLD Holdings, LLC	Delaware	100%
RGLD Gold (Canada) ULC(1)	Alberta	100%
International Royalty Corporation	Canada	100%
4324421 Canada, Inc.	Canada	100%
Labrador Nickel Royalty Limited Partnership	Ontario	90%
1368445 B.C. Ltd	British Columbia	100%
Inversiones Mineras Australes Holdings (BVI) Inc.	British Virgin Islands	100%
Inversiones Mineras Australes S.A.(2)	Argentina	100%
S.A. Targeted Investing Corp	Canada	100%
Compania Minera Caserones	Chile	67.5%
1363013 B.C. Ltd	British Columbia	100%
Hod Maden Holdings Ltd	British Columbia	100%
Mariana Resources Limited	Guernsey	100%
Mariana Turkey Limited	Guernsey	100%
Royal Gold International Holdings, Inc.	Delaware	100%
RGLD UK Holdings Limited	United Kingdom	100%
RGLD Gold AG	Switzerland	100%
Royal Gold Corporation	Canada	100%
Premier Royalty (U.S.A.) LLC	Delaware	100%
Coral Resources, LLC	Nevada	100%
Bridgeport Gold, LLC	Nevada	100%
Sandstorm Metals & Energy (U.S.) LLC	Delaware	100%
(1)Royal Gold, Inc. owns approximately 20.7078% and RGLD Holdings, LLC owns approximately 79.2922% of RGLD Gold (Canada) ULC.
(2)International Royalty Corporation owns approximately 5% and Inversiones Mineras Australes Holdings (BVI) Inc. owns approximately 95% of Inversiones Mineras Australes S.A.